SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
                      (Date of earliest event reported) -
                                November 9, 1999


                                    PSC Inc.
             (Exact name of Registrant as Specified in its Charter)


                                    New York
                 (State or other jurisdiction of Incorporation)

         0-9919                                        16-0969362
  (Commission File Number)                  (IRS Employer Identification No.)

                    675 Basket Road, Webster, New York 14580
                    (Address of Principal Executive Offices)

                                 (716) 265-1000
               Registrant's Telephone Number, including Area Code


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Item 5.  Other Events

     On November 10, 1999, the Registrant announced that it had entered into a merger agreement with Percon Incorporated ("Percon") whereby it will acquire 100 percent of the outstanding shares of Percon for approximately $60 million. The transaction is subject to the satisfaction of certain closing conditions and is expected to close in early 2000.

     The Registrant projects that the transaction will generate cost savings of more than $3 million in the first year. On a pro forma basis, the combined company projects sales in excess of $300 million for the 12 months ending December 31, 2000 with projected diluted earnings per share of approximately $1.05 before transaction costs. Projected earnings, exclusive of goodwill amortization, will approximate $1.75 per share for the 12 months ending December 31, 2000.

     The projections and other forward-looking statements contained in this Report are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ materially from these estimates. These factors include the integration of Percon following the contemplated merger, market acceptance of products, competitive product offerings and pricing pressures, the ability to control manufacturing and operating costs, foreign currency and interest rate fluctuations and the disposition of legal issues. Reference should be made to filings with the Securities and Exchange Commission for further discussions of factors that could affect the Registrant's future results.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  99       News Release dated November 10, 1999

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       PSC Inc.
                                                    (Registrant)

Date:  November 10, 1999         By:
                                    -----------------------------------------
                                                William J. Woodard
                                                Vice President, Chief Financial
                                                Officer & Treasurer